Coronado Industries, Inc.
       16929 E. Enterprise Drive, Suite 202 Fountain Hills, Arizona 85268
                   Telephone (480) 837-6810 Fax (480) 837-6870


                              CONSULTING AGREEMENT

This consulting agreement is between Coronado Industries, Inc., Vanguard Communications Group, Ltd. and Mr. Albert M. Reynolds, T.D.

It is agreed upon that Mr.  Reynolds  will  receive two hundred  fifty  thousand
(250,000) shares of Coronado Industries S8 (free trading) stock upon his accepting the position on the advisory board of Coronado Industries, Inc.

Upon Mr. Reynolds accepting the position, Vanguard Communications Group, Ltd. will receive one hundred thousand (100,000) shares of restricted stock.

Upon completion of any sales on their part within the National Health System, it is agreed between Vanguard Communications and Mr. Reynolds that they will receive a joint commission of 20% of the sales, with Mr. Reynolds receiving an additional ten percent (10%) sales commission (equivalent) in S8 stock as a bonus.


/s/ G.R. Smith                                  5-20-99
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G.R. Smith - President                           Date
Coronado Industries, Inc.



/s/ Steve Bazsuly                               5/20/99
---------------------------                -----------------
Steve Bazsuly - Chairman                         Date
Vanguard Communications Group, Ltd.


/s/ Albert M. Reynolds                       20th May 1999
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Albert M. Reynolds, T.D.                         Date